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                                                                 Exhibit 4(e)(3)

                                  AMENDMENT TO
            INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE


     This AMENDMENT TO INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this "Amendment") is entered into as of October 22, 2001 by and among Xerox Corporation ("Company"), Bank One, National Association, a national banking association duly organized and existing under the laws of the United States, having its principal Corporate Trust Office at c/o 100 East Broad Street, 8th Floor, Columbus, Ohio, 43215, as successor by merger with The First National Bank of Chicago ("Resigning Trustee"), and Wells Fargo Bank Minnesota, National Association, a national banking association duly organized and existing under the laws of the United States, having its principal office at Wells Fargo Center, Sixth Street and Marquette Avenue; N9303-120, Minneapolis, Minnesota 55479 ("Successor Trustee").

     WHEREAS, the Company, Resigning Trustee and Successor Trustee entered into an Instrument of Resignation, Appointment and Acceptance dated as of July 26, 2001 (the "Instrument"), pursuant to which the Resigning Trustee resigned, and the Successor Trustee has been appointed by the Company, as the Trustee, Paying Agent and Security Registrar under the Indenture dated as of April 21, 1998 between the Company and Resigning Trustee (the "Indenture"), pursuant to which Indenture the Company issued its Convertible Subordinated Debentures Due April 21, 2018, such resignation and appointment became effective as of July 26, 2001; and

     WHEREAS, the parties hereto wish to amend certain provisions of the Instrument as herein provided.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Section 8(c) of the Instrument is hereby amended and restated in its entirety as follows:

     "c. The Resigning Trustee certifies that $953,072,000 in aggregate Principal Amount at Stated Maturity on the Debentures is outstanding as of July 26, 2001 and all interest on all of the Debentures has been paid through April 21, 2001."

     SECTION 2. Except as otherwise expressly set forth herein, neither the effective date of the resignation of the Resigning Trustee, and the appointment of the Successor Trustee, as the Trustee, Paying Agent and Security Registrar under the Indenture, nor any other provision of the Instrument is amended or otherwise modified.

     SECTION 3. Each party hereto represents and warrants to the other that (i) it is duly organized, validly existing and in good standing under the laws of its organization; (ii) its execution, delivery and performance of this Amendment is within its corporate (or organizational) powers, have been duly authorized by all necessary corporate (or organizational) action of such party, and do not contravene its charter or by-laws (or constitutional documents) or any law or contractual restriction binding upon or affecting it; (iii) no consent or approval or other action by, and no notice to or filing with, any governmental authority is required for its due execution, delivery and performance of this Amendment; and (iv) this Amendment has been duly executed and delivered on its behalf and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

     SECTION 4.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN

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ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. This Amendment may be
executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

                                    XEROX CORPORATION


                                    By:  ______________________________
                                         Name:  Richard Ragazzo
                                         Title: Assistant Treasurer


                                    BANK ONE, NATIONAL ASSOCIATION,
                                    as Resigning Trustee

                                    By:  ______________________________
                                         Name:  Robert H. Major
                                         Title: Trust Officer


                                    WELLS FARGO BANK MINNESOTA,
                                    NATIONAL ASSOCIATION,
                                    as Successor Trustee

                                    By:  ______________________________
                                         Name:  Jane Schweiger
                                         Title: Assistant Vice President